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                                   Exhibit 11
             Statement Re: Computation of Earnings Per Common Share





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                                   EXHIBIT 11
                               HMN FINANCIAL, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
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
                                                                                Year Ended December 31,
Computation of Earnings Per Common Share:                                  2000            1999          1998
                                                                      -------------------------------------------
Weighted average number of common shares outstanding
 used in basic earnings per common share calculation..........          3,831,353        4,340,551      4,923,392

Net dilutive effect of:
 Options......................................................            137,568          181,930        323,593
 Restricted stock awards......................................              1,767           16,828         51,141
                                                                      -----------       ----------      ---------

Weighted average number of shares outstanding
 adjusted for effect of dilutive securities...................          3,970,688        4,539,309      5,298,126
                                                                      ===========        =========      =========

Income available to common shareholders.......................        $ 6,702,310        6,390,991      4,057,680

Basic earnings per common share...............................        $      1.75             1.47           0.82

Diluted earnings per common share.............................        $      1.69             1.41           0.77
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